Exhibit 10.1

SUPPLEMENTAL AGREEMENT

This SUPPLEMENTAL AGREEMENT No. 1 supplements and amends that certain EMPLOYMENT AGREEMENT, entered into the 12th day of February, 2001 by and between TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC (“TEPPCO”), a Delaware limited liability company with its principal executive offices in Houston, Texas, and Barry Pearl (“Executive”).

1.             Section 10 of the EMPLOYMENT AGREEMENT is hereby deleted in its entirety and a new Section 10 shall be substituted in place of the prior, deleted Section 10 and the new, substituted Section 10 shall provide as follows:

(a)           (1)   In the event that within twelve (12) months following a change in control as set forth in Section 10(b), Executive’s employment shall be involuntarily terminated or Executive shall (i) have a significant reduction in responsibilities or reporting level, (ii) have a reduction in base or incentive compensation at target by five percent (5%) or more or (iii) be required to relocate from the regular assigned work place by more than fifty (50) additional miles from the Executive’s current work location, he shall be entitled to a lump sum severance payment equal to three (3) times his annual base salary plus three (3) times target bonus.  In order to qualify for a severance benefit on account of being required to relocate by more than fifty (50) additional miles from Executive’s residence, Executive must provide notice to TEPPCO pursuant to Section 11 within thirty (30) days after Executive receives notice pursuant to Section 11 that he is required to relocate.  In addition, if Executive is enrolled in any of TEPPCO’s Medical or Dental Plan coverages as an active employee, TEPPCO shall credit Executive with a lump sum in an amount that will provide an after-tax lump sum (assuming Executive is in the highest marginal income tax bracket) equal to the current monthly COBRA continuation coverage cost of Executive’s coverage(s) at the time such amount is credited (including, where applicable, an HMO option, but excluding any Cafeteria Plan – Medical Spending Account) for thirty-six (36) consecutive months from the termination of Executive’s employment with TEPPCO.  TEPPCO will promptly remit the income taxes due on such amount directly to the appropriate taxing authority.  Should Executive obtain subsequent employment and become eligible for medical and/or dental coverages available to employees of the new employer or otherwise cease to be covered under TEPPCO’s Medical and/or Dental Plans, Executive shall immediately notify TEPPCO which shall immediately terminate Executive’s coverage(s) in its Medical and/or Dental Plans, as appropriate.  Executive shall have no further right to any amounts that otherwise would have been applied to pay the monthly COBRA continuation coverage cost of medical and/or dental continuation coverage provided hereunder.  Should Executive be eligible for retiree coverages under the TEPPCO Medical and Dental Plans at the termination of employment, TEPPCO and Executive will take the same actions with respect to the retiree coverages under the TEPPCO Medical and Dental Plan as would have been taken under the above provisions hereof had Executive been enrolled as an active employee except that the lump sum to be credited to Executive will be determined with reference to the current monthly cost of Executive’s cost of retiree coverage at the time such lump sum amount is credited.  All payments under this Section 9(a)(1) shall be made not later than thirty (30) days after the termination of employment.

(2)           In the event that after twelve (12) months following a change in control as set forth in Section 10(b), Executive’s employment shall be involuntarily terminated or Executive shall (i) have a significant reduction in responsibilities or reporting level, (ii) have a reduction in base or incentive compensation at target by five percent (5%) or more or (iii) be required to relocate from the regular assigned work place by more than fifty (50) additional miles from the Executive’s current work location, he shall be entitled to a lump sum severance payment equal to two (2) times his base annual salary plus two (2) times target bonus.  In order to qualify for a severance benefit on account of being required to relocate by more than fifty (50) additional miles from Executive’s residence, Executive must provide notice to TEPPCO pursuant to Section 10 within thirty (30) days after Executive receives notice pursuant to Section 10 that he is required to relocate.  In addition, if Executive is enrolled in any of TEPPCO’s Medical or Dental Plan coverages as an active employee, TEPPCO shall credit Executive with a lump sum in an amount that will provide an after-tax lump sum (assuming Executive is in the highest marginal income tax bracket) equal to the current monthly COBRA continuation coverage cost of Executive’s coverage(s) at the time such amount is credited (including, where applicable, an HMO option, but excluding any Cafeteria Plan – Medical Spending Account) for twenty-four (24) consecutive months from the termination of Executive’s employment with TEPPCO.  TEPPCO will promptly remit the income taxes due on such amount directly to the appropriate taxing authority.  Should Executive obtain subsequent employment and become eligible for medical and/or dental coverages available to employees of the new employer or otherwise cease to be covered under TEPPCO’s Medical and/or Dental Plans, Executive shall immediately notify TEPPCO which shall immediately terminate Executive’s coverage(s) in its Medical and/or Dental Plans, as appropriate.  Executive shall have no further right to amounts that otherwise would have been applied to pay the monthly COBRA continuation coverage cost of medical and/or dental continuation coverage provided hereunder.  Should Executive be eligible for retiree coverages under the TEPPCO Medical and Dental Plans at the termination of employment, TEPPCO and Executive will take the same actions with respect to the retiree coverages under the TEPPCO Medical and Dental Plan as would have been taken under the above provisions hereof had Executive been enrolled as an active employee except that the lump sum to be credited to Executive will be determined with reference to the current monthly cost of Executive’s cost of retiree coverage at the time such lump sum amount is credited.  All payments under this Section 10(a)(2) shall be made not later than thirty (30) days after the date of the Change in Control.

(b)           For the purposes of this Section 10, a “change in control” shall be deemed to have occurred if:

(i)            any person is or becomes the beneficial owner, directly or indirectly, of securities of TEPPCO representing more than fifty percent (50%) of the combined voting power of TEPPCO’s then outstanding voting securities; or

(ii)           all or substantially all of the assets and business of TEPPCO or the Partnership are sold, transferred or assigned to, or otherwise acquired by, any other person or persons; or

(iii)          the dissolution or liquidation of Partnership or TEPPCO; or

(iv)          adoption by the Board of Directors of TEPPCO of a resolution to the effect that any person has acquired effective control of the business and affairs of TEPPCO, or the Partnership.

(c)           The term “beneficial owner” shall have the meaning set forth in Section 10(c) of the Securities Exchange Act of 1934, as amended, and in the regulations promulgated thereunder.  The term “person” shall mean an individual, corporation, partnership, trust, unincorporated business organization, association or other entity provided that the term “person” shall not include (i) Duke Energy Corporation (“Duke”), (ii) any affiliate of Duke, including but not limited to Duke Energy Field Services, L.P., or (iii) any employee benefit plan maintained by Duke or any affiliate of Duke.  For the purpose of this Section 10, “control” or “controlled” when used with respect to any specified person or entity means the power to direct the management and policies of that person or entity whether through the ownership of voting securities, membership interest or by contract.

2.             Except as hereby amended by this SUPPLEMENTAL AGREEMENT No. 1, the EMPLOYMENT AGREEMENT is hereby ratified and affirmed in all respects.

IN WITNESS WHEREOF, the parties hereto have executed this SUPPLEMENTAL AGREEMENT No. 1 this 23rd day of February, 2005.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC

By:	/s/ JAMES C. RUTH
Title:	General Counsel

EXECUTIVE:

/s/ BARRY R. PEARL
Printed Name:	Barry R. Pearl